Exhibit 10.8

Mr. Thomas Leitnaker

Dear Tom,

It is with pleasure that I present this correspondence to confirm the decision of William Pracht, The East Kansas the Board of Directors President, and myself, the offer of employment as our Facility Controller. Your employment will commence on June 29, 2005. You will be paid on a salary basis, on our normal payroll intervals, at the annual rate of Seventy-seven Thousand Five-Hundred Dollars ($77,500.00). During your initial year of employment, you will be eligible for pay increases/increments based on formal individual performance appraisals from William Pracht and myself, one (1) performance every six (6) months of employment. You will also be eligible for payment of an annual bonus based on performance overall financial performance of the corporation based on budgeted guidelines. We look forward to your addition of as a team member of the East Kansas Agri-Energy family. The standard benefits package previously described by Diane Allen, will be sent to your attention. We look forward to you joining the East Kansas Agri-Energy team. Please let me know if you need any additional information from Bill Pracht or me.

Sincerely,

/s/ Michael D. Goblirsch	6/23/2005
Michael D. Goblirsch

General Manager – East Kansas Agri-Energy, LLC

For The President of the Board of Directors — East Kansas Agri – Energy, LLC

/s/ Thomas Leitnaker	6/21/05
Thomas Leitnaker